EXHIBIT 99.1

US Ecology Announces Second Quarter 2021 Results

SECOND QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Waste Solutions Base Business returns to growth, up 7%, on strong underlying fundamentals
  Waste Solutions Event Business revenue declines 13% driven by project deferment and service mix
  Field Services segment grows 20% on increased business activity and solid execution
  Energy Waste performance continues to improve with positive sequential trends
  Total revenue increases 13% to $240.8 million
  Adjusted EBITDA of $34.2 million
  Adjusted free cash flow of $11.6 million
  2021 business outlook revised

BOISE, Idaho, July 29, 2021 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported results for the second quarter ended June 30, 2021.

“Strong industrial trends and solid momentum continued into the second quarter, driving revenue growth across all of our business segments,” commented Chairman and Chief Executive Officer, Jeff Feeler. “We are pleased with the strong revenue growth in our Waste Solutions segment Base Business driven by improved fundamentals. Delays in our Event Business from ongoing pandemic challenges shifted volume to the second half of 2021 and into 2022. Combined with a less favorable service mix, and early project completions, this led to margin pressure in our Waste Solutions segment and caused the shortfall in our adjusted EBITDA. This is a short-term headwind, and we expect to see improvement in the coming months.

Our Field Services segment saw impressive double-digit growth, more than offsetting the strong Covid-19 decontamination work from last year’s second quarter, and our Energy Waste segment continues to experience sequential growth and positive trends. Overall, I am pleased with our execution, and would like to thank our talented team for their continued dedication in these challenging times. We remain focused on executing our strategy to drive long-term growth and value creation.”

SECOND QUARTER 2021 RESULTS

Revenue was $240.8 million in the second quarter of 2021, up 13% compared to $213.9 million in the second quarter of 2020.

Revenue for the Waste Solutions segment was $108.4 million compared to $103.0 million in the second quarter of 2020. The increase was driven by a 7% increase in Base Business partially offset by a 13% decline in Event Business and an 11% increase in transportation revenue compared to the same period in 2020.

Revenue for the Field Services segment was $124.7 million, up 20% from $103.5 million in the second quarter of 2020 and benefitted from increases across substantially all service lines compared to the second quarter of 2020.

Revenue for the Energy Waste segment was $7.7 million compared to $7.4 million in the second quarter of 2020 and $6.2 million in the first quarter of 2021 resulting from recovering oil demand and higher rig counts.

Net loss was $4.2 million, or $0.13 per diluted share, compared to a net loss of $5.2 million, or $0.17 per diluted share, in the second quarter of 2020. Adjusted loss per diluted share was $0.11 and compares to adjusted loss per diluted share of $0.08 in the second quarter of 2020.

Cash earnings per diluted share was $0.10 compared to $0.13 for the second quarter of 2020. Adjusted EBITDA was $34.2 million compared to $38.7 million in the same quarter last year.

YEAR-TO-DATE RESULTS

Revenue for the first six months of 2021 grew 3% to $469.4 million compared to $454.6 million in the first six months of 2020.

Net loss was $5.0 million, or $0.16 per diluted share, in the first six months of 2021 compared to a net loss of $303.3 million, or $9.73 per diluted share, in the first six months of 2020. Adjusted loss per diluted share was $0.18 for the first six months of 2021 compared adjusted earnings per diluted share of $0.04 for the first six months of 2020.

Cash earnings per diluted share was $0.24 for the first six months of 2021 compared to $0.47 for the first six months of 2020.

Adjusted free cash flow was $25.3 million for the first six months of 2021 compared to $34.6 million in the first six months of 2020.

Definitions and reconciliations of net loss to adjusted EBITDA, loss per diluted share to adjusted earnings (loss) per diluted share, loss per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

ENVIRONMENTAL, SOCIAL & GOVERNANCE (“ESG”)

Providing environmental solutions for customers’ complex needs is the very heart of what US Ecology does, and the Company has compiled a nearly 70-year history of regulatory and operational expertise. This week, US Ecology released its 2020 ESG Supplemental Report, which is available at www.usecology.com, detailing the important work the Company has done over the last year to protect human health and the environment. In 2020, US Ecology managed more than 4.6 billion pounds of customers’ hazardous waste and utilized 39% of its power from renewable energy sources. Additionally, the Company provided more than 46,000 hours of special paid time off to its team members related to the Covid-19 pandemic. US Ecology has a goal of recycling 1 million pounds of aerosol cans in 2021 and will continue to work with its customers and partners to drive their ESG initiatives.

2021 BUSINESS OUTLOOK

“We are encouraged by the underlying industrial trends and pace of business activity as conditions strengthen across our operating segments,” commented Feeler. “That said, strong business activity across our segments and industrial recovery is not sufficient to offset this quarter’s Event Business deferrals, early project completions and lower contribution levels of large-scale emergency response events. Several of our larger Event Business projects have shifted and will now benefit 2022. The ongoing pandemic induced challenges, as well as the transportation and labor issues all industrial companies are navigating, contributed to the project related delays we are experiencing. Our guidance entering the year also assumed a certain level of large-scale emergency response contribution, which has not materialized in the first half of 2021, and we anticipate navigating inflationary pressures in the second half of the year in areas such as labor, supplies and treatment reagents. While these factors are impacting our guidance for the remainder of the year, we are confident our business fundamentals remain strong, and we look forward to benefiting from a healthy pipeline of Event Business opportunities and improved bidding activity that we expect to see in 2022.”

The Company expects revenue for the full year in 2021 to be between $940 million and $990 million, consistent with previous guidance. The Company now expects adjusted EBITDA to be between $165 million and $175 million, compared to the previous range of $175 million to $185 million and adjusted earnings per diluted share to be between $0.37 to $0.60 compared to the previous guidance range of $0.65 to $0.88. Adjusted free cashflow is expected to be between $42 million and $57 million compared to the previous guidance range of $60 million to $77 million.

The Company’s revised 2021 business outlook is summarized in the table below:

(in millions, except per share data)

	Waste Solutions	Field Services	Energy Waste	Total Company
Revenue	$422 - $442	$490 - $516	$28 - $32	$940 - $990
Adjusted EBITDA	$178 - $184	$81 - $84	$7 - $9	$165 - $175
Adjusted earnings per diluted share	n/a	n/a	n/a	$0.37 - $0.60
Cash earnings per share	n/a	n/a	n/a	$1.13 - $1.36
Adjusted free cashflow	n/a	n/a	n/a	$42 - $57
Capital Expenditures	$62 -$64	$14 - $16	$4 - $5	$85 - $90

The following table reconciles projected net income to projected adjusted EBITDA guidance range:

	For the Year Ending December 31, 2021
(in thousands)	Low	High

Projected Net Income	$11,930	$19,080
Income tax expense	5,545	8,395
Interest expense, net	27,821	27,821
Foreign currency loss (gain)	726	726
Other income	(4,065)	(4,065)
Depreciation and amortization of plant and equipment	72,396	72,396
Amortization of intangible assets	34,808	34,808
Accretion and non-cash adjustments of closure & post-closure obligations	5,339	5,339
Business development and integration expenses	2,574	2,574
Share-based compensation	7,926	7,926
Projected Adjusted EBITDA	$165,000	$175,000

The following table reconciles projected earnings per diluted share to projected adjusted earnings per diluted share and to projected cash earnings per diluted share:

	For the Year Ending December 31, 2021
	Low	High

Projected earnings per diluted share	$0.38	$0.61

Adjustments:
Plus: Business development and integration expenses	0.06	0.06
Less: Gain on minority interest investment	(0.08)	(0.08)
Foreign currency loss (gain)	0.01	0.01

Projected adjusted earnings per diluted share	$0.37	$0.60

Plus: projected amortization of Intangible assets	0.76	0.76

Projected cash earnings per diluted share	$1.13	$1.36

Shares used in earnings per diluted share calculation (in thousands)	31,376	31,376

The following table reconciles projected net cash provided by operating activities to projected adjusted free cash flow:

	Year Ended December 31, 2021
(in thousands)	Low End of Guidance	High End of Guidance
Projected net cash provided by operating activities	$123,249	$133,249
Less: Purchases of property and equipment	(90,000)	(85,000)
Plus: Business development and integration expenses, net of tax	1,778	1,778
Plus: Purchases of property and equipment for the Idaho facility rebuild	2,420	2,420
Plus: Payment of deferred/contingent purchase consideration	2,553	2,553
Plus: proceeds from sale of equipment	2,000	2,000

Projected Adjusted Free Cash Flow	$42,000	$57,000

Adjusted EBITDA and adjusted earnings per diluted share guidance exclude gains on minority interest investments, business development and integration expenses and foreign currency translation gains or losses.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, July 30, 2021 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on the Company’s website at www.usecology.com. An audio replay will be available through August 6, 2021 by calling 877-344-7529 or 412-317-0088 and using the passcode 10158590. The replay will also be accessible on the US Ecology website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal, beneficial re-use, and recycling of hazardous, non-hazardous, radioactive and other specialty waste. US Ecology also provides a variety of vertically integrated field services including logistics and response at its customers in-field locations and through its network of 10-day transfer facilities. Logistics solutions include specialty waste packaging, collection lab pack, transportation, and total waste management. Response solutions include emergency response, oil spill response standby services, spill clean-up services, remediation, and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include developments related to the COVID-19 pandemic, fluctuations in commodity markets related to our business, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, a change in our classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Waste Solutions	$108,364	$103,043	$212,507	$212,434
Field Services	124,660	103,509	242,909	217,503
Energy Waste	7,749	7,366	13,976	24,701

Total	240,773	213,918	469,392	454,638

Gross profit (loss)
Waste Solutions	35,666	42,216	70,617	81,523
Field Services	18,080	14,760	36,385	33,036
Energy Waste	807	(1,956)	424	2,900

Total	54,553	55,020	107,426	117,459

Selling, general & administrative expenses
Waste Solutions	6,770	6,546	13,071	13,434
Field Services	12,333	11,379	25,058	24,232
Energy Waste	3,331	4,893	6,674	10,180
Corporate	28,735	26,878	57,734	54,225

Total	51,169	49,696	102,537	102,071

Goodwill and intangible asset impairment charges
Field Services	-	-	-	16,700
Energy Waste	-	-	-	283,600

Operating income (loss)	3,384	5,324	4,889	(284,912)

Other income (expense):
Interest income	390	153	663	242
Interest expense	(7,521)	(7,853)	(14,878)	(17,163)
Foreign currency (loss) gain	(355)	(671)	(726)	266
Other	196	125	3,906	296

Total other expense	(7,290)	(8,246)	(11,035)	(16,359)

Loss before income taxes	(3,906)	(2,922)	(6,146)	(301,271)
Income tax expense (benefit)	257	2,261	(1,187)	1,998

Net loss	$(4,163)	$(5,183)	$(4,959)	$(303,269)

Loss per share:
Basic	$(0.13)	$(0.17)	$(0.16)	$(9.73)
Diluted	$(0.13)	$(0.17)	$(0.16)	$(9.73)

Shares used in loss per share calculation:
Basic	31,137	31,054	31,121	31,179
Diluted	31,137	31,054	31,121	31,179

Dividends paid per share	$-	$-	$-	$0.18

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2021	December 31, 2020
Assets

Current Assets:
Cash and cash equivalents	$85,194	$73,848
Receivables, net	250,283	241,978
Prepaid expenses and other current assets	28,687	28,379
Income tax receivable	18,350	18,279
Total current assets	382,514	362,484

Property and equipment, net	447,862	456,637
Operating lease assets	46,125	51,474
Restricted cash and investments	5,900	5,598
Intangible assets, net	506,897	523,988
Goodwill	413,761	413,037
Other assets	22,714	18,065
Total assets	$1,825,773	$1,831,283

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$50,837	$35,881
Deferred revenue	19,886	15,267
Accrued liabilities	45,652	59,296
Accrued salaries and benefits	31,534	30,918
Income tax payable	46	977
Short-term borrowings	6,269	-
Current portion of long-term debt	3,359	3,359
Current portion of closure and post-closure obligations	7,632	6,471
Current portion of operating lease liabilities	15,430	17,048
Total current liabilities	180,645	169,217

Long-term debt	774,804	782,484
Long-term closure and post-closure obligations	89,892	89,398
Long-term operating lease liabilities	31,540	35,069
Other long-term liabilities	20,510	32,201
Deferred income taxes, net	118,799	120,983
Total liabilities	1,216,190	1,229,352

Commitments and contingencies

Stockholders’ Equity

Common stock	315	315
Additional paid-in capital	818,913	820,567
Retained deficit	(193,411)	(188,452)
Treasury stock	(11,033)	(15,841)
Accumulated other comprehensive loss	(5,201)	(14,658)
Total stockholders’ equity	609,583	601,931
Total liabilities and stockholders’ equity	$1,825,773	$1,831,283

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Six Months Ended June 30,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(4,959)	$(303,269)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	36,197	36,396
Amortization of intangible assets	17,915	18,634
Accretion of closure and post-closure obligations	2,373	2,533
Change in fair value of minority interest investment	(3,509)	-
Unrealized foreign currency (gain) loss	(2,126)	1,020
Deferred income taxes	(4,311)	(2,093)
Share-based compensation expense	4,035	3,088
Share-based payment of business development and integration expenses	298	973
Unrecognized tax benefits	25	52
Net (gain) loss on disposition of assets	(174)	188
Amortization of debt discount	80	490
Amortization of debt issuance costs	1,262	679
Goodwill impairment charges	-	300,300
Change in fair value of contingent consideration	282	(3,282)
Changes in assets and liabilities (net of effects of business acquisitions):
Receivables	(7,819)	43,619
Income tax receivable	(62)	380
Other assets	146	(5,235)
Accounts payable and accrued liabilities	1,076	(32,218)
Deferred revenue	4,491	2,702
Accrued salaries and benefits	566	(6,481)
Income tax payable	(946)	1,848
Closure and post-closure obligations	(766)	(798)
Net cash provided by operating activities	44,074	59,526

Cash Flows From Investing Activities:
Purchases of property and equipment	(26,431)	(35,957)
Proceeds from sale of property and equipment	1,999	788
Purchases of restricted investments	(913)	(902)
Proceeds from sale of restricted investments	939	752
Minority interest investment	(712)	-
Business acquisitions, net of cash acquired	-	(3,309)
Net cash used in investing activities	(25,118)	(38,628)

Cash Flows From Financing Activities:
Proceeds from short-term borrowings	23,506	72,353
Payments on short-term borrowings	(17,237)	(68,375)
Payments on long-term debt	(8,250)	(2,250)
Payment of equipment financing obligations	(2,949)	(3,046)
Payment of contingent consideration liabilities	(2,553)	(2,085)
Deferred financing costs paid	(957)	(1,026)
Repurchases of common stock	(465)	(18,332)
Proceeds from long-term debt	-	90,000
Dividends paid	-	(5,667)
Other	-	27
Net cash (used in) provided by financing activities	(8,905)	61,599

Effect of foreign exchange rate changes on cash	1,624	(1,303)

Increase in cash and cash equivalents and restricted cash	11,675	81,194

Cash and cash equivalents and restricted cash at beginning of period	75,104	42,140

Cash and cash equivalents and restricted cash at end of period	$86,779	$123,334

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net loss and adjusted EBITDA for the three and six months ended June 30, 2021 and 2020:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net loss	$(4,163)	$(5,183)	$(4,959)	$(303,269)
Income tax expense (benefit)	257	2,261	(1,187)	1,998
Interest expense	7,521	7,853	14,878	17,163
Interest income	(390)	(153)	(663)	(242)
Foreign currency loss (gain)	355	671	726	(266)
Other income	(196)	(125)	(3,906)	(296)
Goodwill impairment charges	-	-	-	300,300
Depreciation and amortization of plant and equipment	17,963	18,418	36,197	36,396
Amortization of intangible assets	8,780	9,193	17,915	18,634
Share-based compensation	2,107	1,524	4,035	3,088
Accretion and non-cash adjustments of closure & post-closure obligations	1,191	1,267	2,373	2,533
Business development and integration expenses	785	2,973	2,005	5,880
Adjusted EBITDA	$34,210	$38,699	$67,414	$81,919

Adjusted (Loss) Earnings Per Diluted Share

The Company defines adjusted (loss) earnings per diluted share as net loss adjusted for the after-tax impact of the gain on a minority interest investment, the after-tax impact of business development and integration costs, the after-tax impact of non-cash goodwill impairment charges, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the loss per diluted share calculation.

The gain on a minority interest investment excluded from the loss per diluted share calculation represents an increase in the fair value of our investment based on a recent observable transaction in the equity of the entity. Impairment charges excluded from the loss per diluted share calculation are related to the Company’s assessment of goodwill associated with its Energy Waste and international businesses. Business development and integration costs excluded from the loss per diluted share calculation relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. The foreign currency translation gains or losses excluded from the loss per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the gain on minority interest investment, business development and integration costs, non-cash impairment charges, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

Cash Earnings Per Diluted Share

The Company defines cash earnings per diluted share as adjusted (loss) earnings per diluted share (see definition above) plus amortization of intangible assets, net of tax.

The following reconciliation itemizes the differences between reported net loss and loss per diluted share to adjusted net (loss) earnings and adjusted (loss) earnings per diluted share and cash earnings per diluted share for the three and six months ended June 30, 2021 and 2020:

(in thousands, except per share data)	Three Months Ended June 30,
	2021				2020
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share
As Reported	$(3,906)	$(257)	$(4,163)	$(0.13)	$(2,922)	$(2,261)	$(5,183)	$(0.17)

Adjustments:
Plus: Business development and integration expenses	785	(216)	569	0.01	2,973	(818)	2,155	0.07
Foreign currency loss	355	(98)	257	0.01	671	(185)	486	0.02

As Adjusted	$(2,766)	$(571)	$(3,337)	$(0.11)	$722	$(3,264)	$(2,542)	$(0.08)

Plus: Amortization of intangible assets	$8,780	$(2,424)	6,356	0.21	$9,193	$(2,535)	6,658	0.21

Cash earnings per diluted share	$6,014	$(2,995)	$3,019	$0.10	$9,915	$(5,799)	$4,116	$0.13

Shares used in loss per diluted share calculation			31,137				31,054

(in thousands, except per share data)	Six Months Ended June 30,
	2021				2020
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share
As Reported	$(6,146)	$1,187	$(4,959)	$(0.16)	$(301,271)	$(1,998)	$(303,269)	$(9.73)

Adjustments:
Less: Gain on minority interest investment	(3,509)	965	(2,544)	(0.08)	-	-	-	-
Plus: Goodwill impairment charges	-	-	-	-	300,300	-	300,300	9.63
Plus: Business development and integration expenses	2,005	(551)	1,454	0.05	5,880	(1,617)	4,263	0.14
Foreign currency loss (gain)	726	(200)	526	0.01	(266)	73	(193)	-

As Adjusted	$(6,924)	$1,401	$(5,523)	$(0.18)	$4,643	$(3,542)	$1,101	$0.04

Plus: Amortization of intangible assets	$17,915	$(4,935)	12,980	0.42	$18,634	$(5,114)	13,520	0.43

Cash earnings per diluted share	$10,991	$(3,534)	$7,457	$0.24	$23,277	$(8,656)	$14,621	$0.47

Shares used in (loss) earnings per diluted share calculation			31,121				31,179

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$24,611	$30,180	$44,074	$59,526
Less: Purchases of property and equipment	(16,817)	(16,826)	(26,431)	(35,957)
Plus: Business development and integration expenses, net of tax	569	2,155	1,454	4,263
Plus: Purchases of property and equipment for the Idaho facility rebuild	305	179	1,636	1,990
Plus: Payment of deferred/contingent purchase consideration	2,553	3,000	2,553	4,000
Plus: Proceeds from sale of property and equipment	376	7	1,999	788

Adjusted Free Cash Flow	$11,597	$18,695	$25,285	$34,610

Contact: Steven Park (208) 871-1653
steven.park@usecology.com  www.usecology.com